Exhibit 4.3

EXECUTION VERSION

INTERCREDITOR AND SUBORDINATION AGREEMENT

This INTERCREDITOR AND SUBORDINATION AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of March 2, 2015, and is entered into by and between PNC BANK, NATIONAL ASSOCIATION (in its capacity as administrative agent for the Lenders (as hereinafter defined), the “Agent”; the Agent and such Lenders, collectively, the “Senior Creditors” and each individually, a “Senior Creditor”), for and on behalf of the Senior Creditors and each other Senior Claimholder (as hereinafter defined) from time to time, and U.S. BANK NATIONAL ASSOCIATION (in its capacity as trustee for the Subordinated Noteholders (as hereinafter defined), the “Subordinated Creditor”) for and on behalf of the Subordinated Claimholders (as hereinafter defined) from time to time.

RECITALS

A. The Agent, Jefferies Finance LLC, as syndication agent, Wells Fargo Bank, N.A., as co-collateral agent, certain other financial institutions party to the Senior Credit Agreement (as hereinafter defined) as lenders from time to time (the “Lenders”), Layne Christensen Company, a Delaware corporation (the “Company”), and each other Person joined to the Senior Credit Agreement as a borrower from time to time (together with the Company and each additional borrower set forth on Schedule 1.01(b) to the Senior Credit Agreement, collectively, the “Borrowers”, and each a “Borrower”) and each Person joined to the Senior Credit Agreement as a guarantor from time to time (collectively, the “Guarantors”), have entered into a certain Credit Agreement dated as of April 15, 2014 as amended by the First Amendment to Credit Agreement dated July 29, 2014, the Second Amendment to Credit Agreement dated September 15, 2014, the Third Amendment to Credit Agreement dated October 28, 2014, the Fourth Amendment to Credit Agreement dated January 30, 2015 and the Fifth Amendment to Credit Agreement dated March 2, 2015 (as further amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”);

B. The Company, as issuer, the Guarantors and the Subordinated Creditor, as trustee for the holders of the Notes (as defined in the Indenture referred to below) (such holders, the “Subordinated Noteholders”), are entering into that certain Indenture dated as of March 2, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”);

C. The obligations of the Obligors (as hereinafter defined) under the Senior Credit Agreement are secured on a senior priority basis by liens on all or substantially all of the assets of Obligors, pursuant to the terms of certain of the Senior Loan Documents;

D. The obligations of the Obligors under the Indenture are secured on a junior priority basis by liens on all or substantially all of the assets of Obligors, pursuant to the terms of certain of the Subordinated Loan Documents;

E. One of the conditions to the continued effectiveness of the Senior Credit Agreement is that the priority of Senior Creditors’ security interests in and liens on the Collateral be senior and prior to the Subordinated Creditor’s security interests in and liens on the Collateral as set forth in this Agreement; and

F. Subordinated Creditor and the other Subordinated Claimholders have agreed to the subordination of their Liens to the Liens of Senior Creditors upon the terms and subject to the conditions set forth in this Agreement.

The Agent, on behalf of the Senior Creditors, and the Subordinated Creditor, on behalf of the Subordinated Claimholders, hereby agree as follows:

1. Definitions.

(a) Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, any successor statute, or any analogous statute in any foreign jurisdiction.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state, provincial or foreign law for the relief of debtors.

“Borrowers” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey.

“Cash Collateral” has the meaning set forth in Section 5(b).

“Collateral” means all assets and property (whether real, personal, or mixed) now owned or hereafter acquired by any Obligor in or upon which a Lien is granted under any of the Senior Loan Documents or any of the Subordinated Loan Documents and all products and Proceeds of any of the foregoing.

“Collection Action” means (a) any demand or request for any payment or Distribution, any commencement of (or participation with others in the commencement of) any litigation or other similar proceeding, or the commencement of any other remedy, in each case in an effort to collect the Subordinated Obligations (provided that any such action does not (i) relate to the enforcement or exercise by the Subordinated Creditor or any other Subordinated Claimholder of rights or remedies in its capacity as a secured creditor or otherwise in a manner inconsistent with, or that would result in a violation of, the terms of this Agreement or (ii) include any commencement of, or joinder with any creditor in commencing, any Insolvency Proceeding against any Obligor or any of its Subsidiaries or any assets of any Obligor or any of its Subsidiaries), (b) any acceleration of any Subordinated Obligations, (c) the imposition of default interest (and interest on interest) under the Subordinated Loan Documents, (d) the receipt of any payment or Distribution under or pursuant to a plan of reorganization which has been confirmed pursuant to a final, non-appealable order in a case under the Bankruptcy Code (provided that such payment or Distribution is made in a manner consistent with this Agreement or is made solely on account of its status as an unsecured creditor), (e) the filing and pursuit of a lawsuit against the Senior Creditors and/or any of the Senior Claimholders for breach or non-performance of the payment obligations pursuant to and as set forth in Section 9(c) or (f) the exercise of any right or remedy available to an unsecured creditor (whether under the Subordinated Loan Documents, applicable law or otherwise, and whether before or after the occurrence and continuance of a Default or Event of Default) to the extent such exercise is not inconsistent with, and does not constitute or result in a violation of, the terms of this Agreement (including clause (a) of this definition).

“Conforming Amendment” means any amendment to a provision of any Subordinated Loan Document that is substantively identical to a corresponding amendment to a comparable provision of a comparable Senior Loan Document.

“Control Collateral” means any Collateral consisting of a certificated security (as defined in the UCC), investment property (as defined in the UCC), a deposit account (as defined in the UCC), and any other Collateral as to which a Lien may be perfected through physical possession or control by the secured party, or any agent therefor.

“Default” means, as the context may require, a “Default” (as defined in the Senior Credit Agreement) or a “Default” (as defined in the Indenture).

“DIP Financing” has the meaning set forth in Section 5(b).

“Discharge of the Senior Obligations” means

(a) cash payment in full of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in such proceeding) on all outstanding indebtedness included in the Senior Obligations (including termination or cash collateralization of Letters of Credit in an amount equal to 103% of the aggregate undrawn amount of all then outstanding Letters of Credit (or such lesser amount agreed to by the Issuing Bank),

(b) termination or expiration of any commitments to extend credit that would be Senior Obligations in accordance with the terms of the Senior Loan Documents (other than pursuant to cash management documents or swap contracts, in each case as to which reasonably satisfactory arrangements have been made with the Senior Creditors as provided in clauses (c) and (d) below),

(c) termination or cash collateralization (in an amount reasonably satisfactory to Agent) or other arrangements reasonably satisfactory to the Agent of all swap obligations and the related swap contracts,

(d) termination or cash collateralization (in an amount reasonably satisfactory to Agent) or other arrangements reasonably satisfactory to Agent of all cash management obligations and the related cash management documents,

(e) cash collateralization or other arrangements reasonably satisfactory to the Agent for any indemnification obligations provided for under the Senior Loan Documents which are not yet due and payable but for which a claim or demand has been made against Senior Creditors or Agent, and

(f) cash payment in full of all other Senior Obligations that are due and payable or otherwise accrued and owing at or prior to the time principal and interest described in clause (a) are paid (other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease (as lessor), or other disposition of any property by any person (or the granting of any option or other right to do any of the foregoing).

“Distribution” means any payment or distribution by any Person in respect of the Senior Obligations or the Subordinated Obligations, as the case may be, of assets of any kind or character (whether in cash, securities, assets, by set-off, recoupment, or otherwise and including by purchase redemption or other acquisition of such Senior Obligations or Subordinated Obligations).

“Dollars” or “$” means United States dollars.

“Event of Default” means, as the context may require, an “Event of Default” (as defined in the Senior Credit Agreement) or an “Event of Default” (as defined in the Indenture).

“Environmentally Sensitive Real Property” means any Collateral consisting of Real Property that is released by the Senior Creditors as a result of the Agent determining that maintaining a Lien on such Real Property is likely to cause the Senior Claimholders to be subject to potential liability under Environmental Laws.

“Exercise any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce any Lien in respect of all or any portion of the Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other Disposition pursuant to Article 9 of the UCC, (b) the exercise of any right or remedy provided to a secured creditor, in its capacity as such, under the Senior Loan Documents or the Subordinated Loan Documents (including, in either case, any delivery of any notice to seek to obtain payment directly from any account debtor of any Obligor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against all or any portion of the Collateral or Proceeds of all or any portion of the Collateral), under applicable law, at equity, in an Insolvency Proceeding or otherwise, including the acceptance of all or any portion of the Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license or other Disposition of all or any portion of the Collateral, by private or public sale or any other means, in each case upon foreclosure, (d) the exercise of any other enforcement right (accorded to a secured creditor, in its capacity as such) relating to all or any portion of the Collateral (including the exercise of any voting rights relating to any capital stock constituting a portion of the Collateral) whether under the Senior Loan Documents, the Subordinated Loan Documents, under applicable law of any jurisdiction, in equity, in an

Insolvency Proceeding (other than a request for adequate protection permitted by this Agreement), or otherwise, (e) the pursuit of Senior Default Dispositions, or (f) the setoff or recoupment against or foreclosure on all or any portion of the Collateral or the Proceeds of all or any portion of the Collateral.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, regulatory or self-regulatory, body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” has the meaning set forth in the recitals to this Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of creditors generally or any substantial portion of creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC or similar right relating to such property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing security.

“Legal Requirements” shall mean, as to any person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.

“Obligors” means the Borrowers, the Guarantors, and each other Person that may from time to time execute and deliver a Senior Loan Document or a Subordinated Loan Document as a “debtor”, “borrower”, “guarantor”, “obligor”, “grantor”, or “pledgor” (or the equivalent thereof), and “Obligor” means any one of them.

“Person” and “person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Proceeds” means (i) all “proceeds” as defined in Article 9 of the UCC with respect to the Collateral, and (ii) whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or Disposed of, whether voluntarily or involuntarily.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance” means, in respect of any indebtedness, to refinance, extend, exchange, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Senior Creditor” has the meaning set forth in the preamble to this Agreement.

“Senior Claimholders” means, at any relevant time, individually and collectively, Senior Creditors, the Senior Lenders, or any other holders of the Senior Obligations at that time.

“Senior Collateral Documents” means the Security Agreement, the Mortgages, each Deposit Account Control Agreement, each Securities Account Control Agreement (each as defined in the Senior Credit Agreement) and any other agreement, document, or instrument pursuant to which a Lien is granted securing any Senior Obligation or under which rights or remedies with respect to such Liens are governed, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time or Refinanced.

“Senior Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior Default Disposition” means any private or public Disposition of all or any Collateral by one or more Obligors with the consent of Senior Creditor, on behalf of the requisite Senior Claimholders, after the occurrence and during the continuance of an Event of Default.

“Senior Default Notice” has the meaning set forth in Section 7(c) of this Agreement.

“Senior DIP Cap” means, at any time of determination, the sum (which sum shall be increased by the amount of all interest, fees, costs, expenses, indemnities and other amounts accrued or charged with respect to any of the Senior Obligations or any DIP Financing as and

when the same accrues or becomes due and payable, but only to the extent the foregoing are added to the principal amount of the Senior Obligations or such DIP Financing and including the same as would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable, in whole or in part, in any such Insolvency Proceeding) of:

(a) $150,000,000, plus

(b) an amount equal to fifteen percent (15%) of the amount determined under the preceding clause (a), plus

(c) all Bank Product Obligations (as defined in the Senior Credit Agreement) or substantively similar obligations as they may be defined in any successor agreement and in the documents evidencing the DIP Financing.

“Senior Lenders” means the Lenders as defined in the Senior Credit Agreement.

“Senior Loan Documents” means the Senior Credit Agreement, the Senior Collateral Documents and each of the Loan Documents (as defined in the Senior Credit Agreement), together with any agreement or other document executed or delivered in connection with any DIP Financing provided by a Senior Claimholder, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time or Refinanced.

“Senior Obligations” means, collectively, all Obligations (as defined in the Senior Credit Agreement).

“Senior Recovery” has the meaning set forth in Section 5(h).

“Subordinated Claimholders” means, at any relevant time, individually and collectively, the Subordinated Creditor, Subordinated Noteholders or any other holders of the Subordinated Obligations from time to time.

“Subordinated Collateral Documents” means the Security Agreement and the other Security Documents (each as defined in the Indenture), including the Mortgages and Control Agreements (each as defined in said Security Agreement), and any other agreement, document, or instrument pursuant to which a Lien is granted securing any Subordinated Obligation or under which rights or remedies with respect to such Liens are governed, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time or Refinanced.

“Subordinated Creditor” has the meaning set forth in the preamble to this Agreement.

“Subordinated Loan Documents” means the Indenture, the Subordinated Note Subscription Agreement, the Subordinated Collateral Documents and all instruments, agreements and documents executed in connection therewith, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time or Refinanced.

“Subordinated Noteholders” has the meaning set forth in the recitals to this Agreement.

“Subordinated Note Subscription Agreement” means each of the Exchange and Subscription Agreements, dated as of February 4, 2015, between the Company and each Subordinated Noteholder.

“Subordinated Obligations” means, collectively, all Note Obligations (as defined in the Indenture).

“Subsidiary” of a person means a corporation, partnership, limited liability company, or other entity in which that person directly or indirectly owns or controls the shares of capital stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

(b) Terms Defined in the Senior Credit Agreement. Except to the extent expressly provided herein to the contrary, any term used in this Agreement and not defined in this Agreement has the meaning set forth in the Senior Credit Agreement in effect on the date hereof.

(c) Rules of Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise: (1) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, modified or Refinanced in accordance with the terms of this Agreement; (2) any definition of or reference to Senior Obligations or the Subordinated Obligations herein shall be construed as referring to the Senior Obligations or the Subordinated Obligations (as applicable) as from time to time amended, restated, modified or Refinanced in accordance with the terms of this Agreement; (3) any reference herein to any person shall be construed to include such person’s successors and assigns; (4) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (5) all references herein to Sections shall be construed to refer to Sections of this Agreement; (6) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights; and (7) any reference to any agreement, instrument, or other document herein “as in effect on the date hereof” shall be construed as referring to such agreement, instrument, or other document without giving effect to any amendment, restatement, supplement, modification, or Refinance after the date hereof.

2. Reserved.

3. Lien Subordination.

(a) Acknowledgement; Consent; and Subordination. The Subordinated Creditor and each of the other Subordinated Claimholders hereby (x) acknowledges that the Obligors, either prior to the date hereof or concurrently herewith, have granted or are granting Liens on the Collateral in favor of Senior Creditors to secure the Senior Obligations and (y) consents, anything to the contrary contained in any Subordinated Loan Document, or other agreement to which any Subordinated Claimholder may now or hereafter be a party notwithstanding, to the grant by the Obligors of the Liens on the Collateral to secure the Senior Obligations. The Senior Creditor and each of the other Senior Claimholders hereby (x) acknowledges that the Obligors, either prior to the date hereof or concurrently herewith, have granted or are granting Liens on the Collateral in favor of Subordinated Creditors to secure the Subordinated Obligations and (y) consents, anything to the contrary contained in any Senior Loan Document, or other agreement to which any Senior Claimholder may now or hereafter be a party notwithstanding, to the grant by the Obligors of the Liens on the Collateral to secure the Subordinated Obligations. Notwithstanding (i) the date, time, method, manner or order of grant, attachment, or perfection of any Liens granted to Senior Creditors (or any Senior Lender) or any Subordinated Claimholder in respect of all or any portion of the Collateral, (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of Senior Creditors (or any Senior Lender) or any Subordinated Claimholder in any Collateral, (iii) any provision of the UCC, any other applicable law, any of the Senior Loan Documents or any of the Subordinated Loan Documents, (iv) whether the Liens securing the Senior Obligations are valid, enforceable, void, avoidable, subordinated, disputed, or allowed, (v) whether or not any such Liens securing any Senior Obligations or any Subordinated Obligations are perfected, unperfected, avoided, set aside, or subordinated to any Lien securing any other obligation or debt of any Obligor or any other Person, (vi) any defect or deficiency or alleged defect or deficiency in any of the foregoing, or (vii) any other circumstance whatsoever, Agent, on behalf of itself and the Senior Creditors, and each of the Subordinated Claimholders hereby agree that, until the Discharge of the Senior Obligations occurs:

(1) any Lien with respect to all or any portion of the Collateral securing any Senior Obligations now or hereafter held by or on behalf of, or created for the benefit of, any Senior Claimholder or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation, or otherwise, shall be senior and prior in all respects to all Liens with respect to all or any portion of the Collateral securing any Subordinated Obligations;

(2) any Lien with respect to all or any portion of the Collateral securing any Subordinated Obligations now or hereafter held by or on behalf of, or created for the benefit of any Subordinated Claimholder or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation, or otherwise, shall be junior and subordinate in all respects to all Liens with respect to all or any portion of the Collateral securing any Senior Obligations; and

(3) the Lien priority provisions set forth in this Agreement shall be effective at all times and for all purposes.

(b) Disposition of Collateral; Release of Liens.

(1) Exclusive Rights of Senior Creditor. Until the Discharge of the Senior Obligations occurs, Senior Creditor, on behalf of the Senior Claimholders, shall have the exclusive right to make determinations regarding the release or Disposition of any Collateral pursuant to the terms of the applicable Senior Loan Documents and in accordance with the provisions of this Agreement, in each case without any consultation with, consent of or notice to Subordinated Creditor or any other Subordinated Claimholder.

(2) Lien Release Upon Disposition of Collateral. Until the Discharge of the Senior Obligations occurs, upon any release, sale or Disposition of any Collateral (A) permitted pursuant to the terms of the Senior Loan Documents (and (i) in the case of a sale or Disposition (x) such sale or Disposition is made on an arm’s-length basis to a Person that is not affiliated with any Senior Claimholder or any Obligor and (y)(1) the proceeds thereof are applied in accordance with Section 9(c) to repay Senior Obligations or Subordinated Obligations or (2) such sale or Disposition is permitted pursuant to the terms of the Subordinated Loan Documents, and (ii) in the case of a release (not involving a sale or Disposition) of any Collateral with a value, together with the aggregate value of all prior releases of Collateral pursuant to this clause (A)(ii), that is in excess of $15.0 million excluding, for purposes of the $15.0 million cap in this clause (A)(ii), any Environmentally Sensitive Real Property), such release is permitted pursuant to the terms of the Subordinated Loan Documents); (B) resulting from the Exercise of Secured Creditor Remedies by any Senior Creditor; or (C) resulting from any Senior Default Disposition and, in the case of each of clauses (A), (B) and (C) provided that the Agent shall have concurrently released its Lien in such Collateral (i) the Lien securing the Subordinated Obligations on such Collateral (excluding any portion of the proceeds of such Collateral remaining after the Discharge of the Senior Obligations occurs to which Subordinated Claimholders would otherwise be entitled) (and in the case of any release, sale or Disposition of all or substantially all of the equity interests or assets of any Obligor that has guaranteed any Subordinated Obligations, such Obligor’s liability in respect of the Subordinated Obligations (provided that the Agent has concurrently released such Obligor’s liability in respect of the Senior Obligations)) shall be automatically, unconditionally, and simultaneously released with no further consent or action of any Person, and (ii) the Subordinated Claimholders shall be deemed to have consented under the Subordinated Loan Documents to such release, sale or Disposition of such Collateral (and in the case of any release, sale or Disposition of all or substantially all of the equity interests or assets of any Obligor that has guaranteed any Subordinated Obligations, the release of such Obligor’s liability in respect of the Subordinated Obligations (provided that the Agent has concurrently released such Obligor’s liability in respect of the Senior Obligations)), and to have waived the provisions of the Subordinated Loan Documents to the extent necessary to permit such release, sale or Disposition (and in the case of any release, sale or Disposition of all or substantially all of the equity interests or assets of any Obligor that has guaranteed any Subordinated Obligations, the release of such Obligor’s liability in respect of the Subordinated Obligations (provided that the Agent has concurrently released such Obligor’s liability in respect of the Senior Obligations)). The Subordinated Creditor shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Creditors shall reasonably request to evidence any release of the Lien securing Subordinated Obligations or any release of the applicable Obligor of the Subordinated Obligations.

(3) Until the Discharge of the Senior Obligations occurs, each Subordinated Claimholder hereby irrevocably constitutes and appoints Agent and any officer or agent of Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Subordinated Claimholder or in Agent’s own name, from time to time in Agent’s discretion, for the purpose of carrying out the terms of this Section 3(b), to take any and all appropriate action in connection therewith and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 3(b), including any endorsements or other instruments of transfer or release.

(c) Waiver of Right to Contest Obligations and Liens. Agent, for itself and on behalf of each other Senior Claimholder, and each Subordinated Claimholder, for itself, agrees that it will not (and hereby waives any right to), directly or indirectly, contest or support any other person in contesting, in any proceeding (including any Insolvency Proceeding), (a) the validity, priority, enforceability or allowance of any claims of any of the Senior Claimholders or any of the Subordinated Claimholders, as the case may be, (b) the priority, validity, or enforceability of a Lien held by or on behalf of any of the Senior Claimholders in any assets of any of the Obligors or (subject to the terms of this Agreement) by or on behalf of any of the Subordinated Claimholders in any assets of any of the Obligors, as the case may be, or (c) the validity or enforceability of the provisions of this Agreement, provided, however that nothing in this Agreement shall be construed to prevent or impair the rights of Senior Creditors, any other Senior Claimholder, Subordinated Creditor or any other Subordinated Claimholder to enforce the terms of this Agreement.

(d) Similar Liens and Agreements. The parties hereto intend that a Lien be granted to each of the Agent, for its benefit and for the benefit of the Senior Creditors, and Subordinated Creditor, for its benefit and for the benefit of the Subordinated Claimholders, in the same assets and properties of the Obligors, and therefore the parties hereto agree, subject to the other provisions of this Agreement, upon request by the Agent or the Subordinated Creditor, as the case may be, to advise the other from time to time of the Collateral for which such party has taken steps to perfect its Liens and to identify the parties obligated under the Senior Loan Documents or Subordinated Loan Documents, as the case may be.

(e) Agent for Perfection.

(1) Control Collateral. Senior Creditors and Subordinated Creditor each agree to hold (or cause to be held) all Control Collateral in their respective possession, custody, or control, including “control” within the meaning of 9-104 of the UCC (or in the possession, custody, or control of their respective agents, bailees, or other similar third parties) as non-fiduciary agent or sub-agent for perfection, or gratuitous bailee for the other solely for the purpose of perfecting the security interest granted to each in such Control Collateral subject to the terms and conditions of this Agreement (such bailment and agency (or sub-agency) being intended, among other things, to satisfy the requirements of Section 8-106(d)(3), 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC). None of the Senior Claimholders or the Subordinated Claimholders, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral is genuine or owned by any Obligor or any other Person or to preserve their respective rights or benefits or those of any other Person. The duties or responsibilities of Senior Creditors and Subordinated Creditor under this subsection (e) are and shall be limited solely to holding or maintaining control of the Control Collateral as non-fiduciary agent or sub-agent for perfection, or gratuitous bailee, for the other for purposes of perfecting the Lien held by Senior Creditors or Subordinated Creditor, as applicable. No Senior Creditor is, and no Senior Creditor shall be deemed to be, a fiduciary of any kind for Subordinated Creditor or any other Person. No Subordinated Creditor is, and no Subordinated Creditor shall be deemed to be, a fiduciary of any kind for the Senior Creditors or any other Person. Upon the Discharge of the Senior Obligations, Senior Creditors shall, at the expense of Obligors, deliver the remaining Control Collateral (if any) together with any necessary endorsements or assignments, first, to Subordinated Creditor to the extent Subordinated Obligations remain outstanding as confirmed in writing by Subordinated Creditor, and, to the extent that Subordinated Creditor confirms no Subordinated Obligations are outstanding, second, to Borrowers to the extent no Senior Obligations or Subordinated Obligations remain outstanding (in each case, so as to allow such person to obtain possession or control of such Control Collateral).

(2) Motor Vehicles. With respect to all Collateral consisting of motor vehicles, Agent shall act as sub-collateral agent for and on behalf of Subordinated Creditor solely with respect to perfecting the Lien granted to Subordinated Creditor in such Collateral to secure the Subordinated Obligations which Agent has perfected its Lien on by being noted as a lienholder on the applicable certificates of title.

(f) Insurance. Until the Discharge of the Senior Obligations occurs, (i) Senior Creditors and the other Senior Claimholders shall have the sole and exclusive right, subject to the rights of the Obligors under the Senior Loan Documents, to adjust and settle any claim under any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral; and (ii) all Proceeds of any such insurance policy and any such award (or any payments with respect to a deed in lieu of condemnation) shall be paid, subject to the rights of the Obligors under the Senior Loan Documents, first in accordance with the priorities set forth in Section 9(c), until paid in full in cash, and second, to the owner of the subject property, such other person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct. If any Subordinated Claimholder shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment in contravention of this subsection (f), it shall pay such Proceeds over to Senior Creditors in accordance with the terms of Section 9(c).

4. Exercise of Remedies.

(a) Collateral Enforcement. Until the Discharge of the Senior Obligations, whether or not any Insolvency Proceeding has been commenced by or against any Obligor or any of its Subsidiaries, no Subordinated Claimholder shall:

(1) exercise any Secured Creditor Remedies (other than if an Insolvency Proceeding has been commenced, seeking adequate protection, to the extent permitted by this Agreement);

(2) contest, protest, or object to any Exercise of Secured Creditor Remedies by any Senior Claimholder and no Subordinated Claimholder shall have any right to direct the Exercise of any Secured Creditor Remedies or other action by any Senior Claimholder (other than as expressly provided for herein); and

(3) object to (and hereby waives any and all claims with respect to) the forbearance by any Senior Claimholder from Exercising any Secured Creditor Remedies.

(b) Exclusive Enforcement Rights. Until the Discharge of the Senior Obligations, whether or not any Insolvency Proceeding has been commenced by or against any Obligor or any of its Subsidiaries, the Senior Claimholders shall have the exclusive right to enforce rights as a secured creditor, Exercise Secured Creditor Remedies and make determinations regarding the Disposition of, or restrictions with respect to, the Collateral without any consultation with or the consent of any Subordinated Claimholder. The Senior Claimholders shall have the right to enforce the provisions of the Senior Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion and subject to the terms hereof. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise Dispose of Collateral, to incur expenses in connection with such Disposition, and to exercise all the rights and remedies of a secured creditor under the laws of any applicable jurisdiction, including without limitation the right to Exercise Secured Creditor Remedies.

(c) Permitted Actions by Subordinated Claimholders. Notwithstanding anything to the contrary in this Agreement, Subordinated Creditor and any other Subordinated Claimholder may take each of the following actions, none of which shall constitute the Exercise of Secured Creditor Remedies:

(1) if an Insolvency Proceeding has been commenced by or against any Obligor, file a claim or statement of interest with respect to the Subordinated Obligations;

(2) take any action (not adverse to the priority status, taking into account the subordination provisions of Section 3(a) hereof, of the Liens on the Collateral securing any of the Senior Obligations, or the rights of any Senior Claimholder to Exercise any Secured Creditor Remedies) in order to create, preserve, perfect or protect (but not enforce) its Lien in and to the Collateral to the extent not prohibited by Section 3(d);

(3) file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of Subordinated Creditor or any Subordinated Claimholder, including any claims secured by the Collateral, if any;

(4) vote on any plan of reorganization and file any proof of claim with respect to the Subordinated Obligations; provided, that, in any Insolvency Proceeding, without the consent of the Agent, no Subordinated Claimholder shall support or vote for any plan of reorganization or disclosure statement of any Obligor unless (x) such plan provides for the payment in full in cash of all Senior Obligations (including all post-petition interest, fees and expenses) on the effective date of such plan of reorganization, or (y) such plan is accepted by the requisite holders of Senior Obligations voting thereon;

(5) make any filing that may be necessary to prevent expiration of or toll the running of any applicable statute of limitations (so long as such filing is not made earlier than thirty days prior to the expiration of any applicable statute of limitations); and

(6) take any Collection Action.

(d) For the avoidance of doubt, nothing in this Agreement shall restrict the right of any Subordinated Claimholder (in each case except as otherwise provided in this Agreement):

(1) to make, support or oppose any request for an order for dismissal, abstention or conversion in any Insolvency Proceeding;

(2) to make, support or oppose, in any Insolvency Proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;

(3) to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any Insolvency Proceeding and, if appointed, to serve and act as a member of such committee;

(4) to seek or object to the appointment of any professional person to serve in any capacity in any Insolvency Proceeding or to support or object to any request for compensation made by any professional person or others therein;

(5) to make, support or oppose any request for an order appointing a trustee or examiner in any Insolvency Proceeding; or

(6) otherwise file in any Insolvency Proceeding any pleadings, objections, motions or agreements that assert rights available to unsecured creditors of an Obligor arising under Bankruptcy Law or applicable non-bankruptcy law, to the extent consistent with the terms and provisions of this Agreement, including filings in respect of any disclosure statement, plan of reorganization or liquidation or other matters relating to the administration of an Insolvency Proceeding.

(e) Collateral or Proceeds Received by the Senior Claimholders or Subordinated Claimholders from the Exercise of Secured Creditor Remedies. Senior Creditor and each Subordinated Claimholder agrees that until the Discharge of the Senior Obligations has occurred, any Collateral or Proceeds thereof received by the Senior Claimholders or Subordinated Claimholders from any Exercise of Secured Creditor Remedies will be subject to Section 9.

(f) No Hindrance. Each Subordinated Claimholder hereby:

(1) agrees that Subordinated Creditor and the other Subordinated Claimholders will not take any action, other than as expressly permitted under this Agreement, that would restrain, hinder, limit, delay, or otherwise interfere with the Exercise of Secured Creditor Remedies by Senior Creditors or any other Senior Claimholder, or any action that is otherwise prohibited hereunder;

(2) waives any and all rights Subordinated Creditor or any other Subordinated Claimholder may have as a junior lien creditor or otherwise, to object to the manner in which Senior Creditors or any of the other Senior Claimholders, seek to enforce or collect the Senior Obligations or the Liens securing the Senior Obligations granted in any of the Collateral undertaken in good faith in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of Senior Creditors or any other Senior Claimholder is adverse to the interest of Subordinated Creditor or any other Subordinated Claimholder; and

(3) acknowledges and agrees that no covenant, agreement or restriction contained in the Subordinated Loan Documents (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of Senior Creditors or the other Senior Claimholders, with respect to the Collateral as set forth in this Agreement and the Senior Loan Documents.

(g) Judgment Liens. In the event that any Subordinated Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, to the extent permitted herein, with respect to the Subordinated Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Obligations) as the other Liens securing the Subordinated Obligations are subject to this Agreement.

(h) Rights As Unsecured Creditors. The Subordinated Creditor and each of the other Subordinated Claimholders may exercise rights and remedies as an unsecured creditor against the Company or any Obligor in accordance with the terms of the applicable Subordinated Loan Documents and applicable law to the extent such exercise is not inconsistent with, and does not constitute or result in a violation of, the terms of this Agreement. Nothing in this Agreement shall prohibit the receipt by the Subordinated Creditor or any other Subordinated Claimholders of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the Subordinated Creditor or any other Subordinated Claimholder of rights or remedies as a secured creditor in respect of Collateral or enforcement in contravention of this Agreement of any Lien in respect of Subordinated Obligations held by any of them or is otherwise in violation of this Agreement. In the event any Subordinated Creditor or any other Subordinated Claimholder becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Subordinated Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Subordinated Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

5. Insolvency Proceeding.

(a) Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of the Senior Claimholders and the Subordinated Claimholders in or to any Distributions shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

(b) Financing. Until the Discharge of the Senior Obligations occurs, if any Obligor shall be subject to any Insolvency Proceeding and Senior Creditors consent to the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code; herein, “Cash Collateral”), on which any Senior Creditor has a Lien or permits any Obligor to obtain financing provided by any one or more Senior Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, together with any Cash Collateral use, collectively a “DIP Financing”), then each Subordinated Claimholder agrees that it will (A) consent, and will be deemed to have consented, to the use of such cash collateral or to such DIP Financing, as applicable, (B) raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (C) not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing, except as set forth in Section 5(e) below, (D) and will be deemed to have, subordinated hereunder the Liens securing Subordinated Obligations to (x) such DIP Financing, (y) any adequate protection provided to the Senior Claimholders, and (z) any “carve-out” agreed to by the Senior Creditors or the other Senior Claimholders, in the case of each of clauses (x), (y), and (z) above, with such subordination to be on the same terms as the Liens securing Senior Obligations that are subordinated thereto, but on a basis junior to the Liens securing the DIP Financing provided by the Senior Claimholders (such subordination will not alter in any manner the terms of this Agreement), and (E) agree, and will be deemed to have agreed, that notice received two calendar days prior to the entry of an order approving such usage of the Cash Collateral or approving such DIP Financing shall be adequate notice. Notwithstanding the foregoing, the Subordinated Claimholders shall not be deemed to have consented to, and may object to, any DIP Financing if the sum of (a) the principal amount of such DIP Financing (including the undrawn amount of any letters of credit issued or deemed issued under the DIP Financing) and, without duplication, any unfunded commitments under the DIP Financing (after giving effect to any Refinancing or “roll-up” of Senior Obligations), plus (b) the outstanding principal amount of the Senior Obligations (including the undrawn amount of any Letters of Credit) that will not be “rolled up” into the DIP Financing, exceeds the Senior DIP Cap as of the date such Insolvency Proceeding has commenced. Notwithstanding anything herein to the contrary, any one or more Subordinated Claimholders may propose, or support any other Person in proposing, DIP Financing that provides for the Discharge of the Senior Obligations.

(c) Sales. Until the Discharge of the Senior Obligations has occurred, each Subordinated Claimholder agrees that it will consent to the Disposition of, and will not object to or oppose a motion to Dispose of, any Collateral free and clear of the Liens or other claims in favor of Subordinated Creditor or any other Subordinated Claimholder under Section 363 of the Bankruptcy Code, if the requisite Senior Claimholders or Senior Creditors, on behalf of the requisite Senior Claimholders, have consented to such Disposition of such assets; provided, however, that the proceeds of such Disposition of Collateral are applied to the Senior Obligations or the Subordinated Obligations in accordance with the terms of Section 9 hereof; provided further, however, that the Subordinated Claimholders may assert and prosecute any objection to the proposed bidding procedures or protections to be utilized in connection with any such sale or Disposition that may be asserted by any unsecured creditor. For the avoidance of doubt, nothing contained in this Agreement (including this Section 5(c)) shall be deemed to restrict the right of the Subordinated Claimholders, in connection with a sale of Collateral under Section 363 of the Bankruptcy Code, or similar law, or pursuant to a plan of reorganization, to “credit bid” the amount of the Subordinated Obligations, so long as a Discharge of the Senior Obligations occurs in connection with and substantially contemporaneously with the consummation of such credit bid.

(d) Relief from the Automatic Stay. Until the Discharge of the Senior Obligations occurs, each Subordinated Claimholder agrees that it shall not (i) seek (or support any other person seeking) relief from the automatic stay or any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case, in respect of the Collateral, without the prior written consent of Senior Creditor, on behalf of the requisite Senior Claimholders, or (ii) oppose or take any other action in derogation of any request by any Senior Creditor or any other Senior Claimholder for relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of the Collateral.

(e) Adequate Protection.

(1) Senior Claimholders. In any Insolvency Proceeding involving an Obligor, each Subordinated Claimholder agrees that it shall not contest or object (or support any other person contesting or objecting) to:

(A) any request by any Senior Creditor or any of the other Senior Claimholders for adequate protection (whether in the form of Distributions, liens, priority administrative expense claims, or otherwise) or any adequate protection provided to any Senior Creditor or any of the other Senior Claimholders; or

(B) any objection by any Senior Creditor or any of the other Senior Claimholders to any motion, relief, action, or proceeding based on a claim of lack of adequate protection (whether in the form of payments, liens, a priority administrative expense claim, or otherwise); or

(C) the payment of interest, fees, expenses or other amounts to any Senior Creditor or any other Senior Claimholders under Section 506(b) or Section 506(c) of the Bankruptcy Code or otherwise.

(2) Subordinated Claimholders. Notwithstanding anything to the contrary contained herein, in any Insolvency Proceeding involving an Obligor:

(i) If any one or more Senior Claimholders are granted adequate protection in the form of periodic cash payments or in the form of an additional or replacement Lien (on existing or future assets of the Obligors) in connection with any DIP Financing, then the Subordinated Claimholders may seek or request, without objection from the Senior Claimholders, adequate protection in the form of an additional or replacement Lien (on existing or future assets of the Obligors), which additional or replacement Lien, if obtained, shall be subordinate to the Liens securing the Senior Obligations and the Liens securing such DIP Financing on the same basis as the other Liens securing the Subordinated Obligations are subordinate to the Liens securing the Senior Obligations under this Agreement.

(ii) In the event that any of the Subordinated Claimholders are granted adequate protection in the form of an additional or replacement Lien (on existing or future assets of the Obligors), then the Subordinated Claimholders agree that Senior Creditors shall also be entitled to seek, without objection from the Subordinated Claimholders, a senior adequate protection Lien on such existing or future assets of the Obligors as security for the Senior Obligations and for any DIP Financing provided by one or more of the Senior Claimholders. Any adequate protection Lien on such existing or future assets securing the Subordinated Obligations shall be subordinated (i) to the Lien on such collateral securing the Senior Obligations and any such DIP Financing provided by the Senior Claimholders, and (ii) to any other Liens granted to the Senior Claimholders as adequate protection on the same basis as the other Liens securing the Subordinated Obligations are so subordinated to such Senior Obligations under this Agreement.

(iii) If any one or more Senior Claimholders are granted adequate protection in the form a superpriority administrative claim, then the Subordinated Claimholders may seek or request, without objection from the Senior Claimholders, adequate protection in the form of a junior superpriority administrative claim subordinated to the Senior Obligations and all adequate protection superpriority administrative claims granted in the Insolvency Proceeding to the Senior Claimholders.

(3) Allowance of Postpetition Accrual. Neither Subordinated Creditor nor any other Subordinated Claimholder shall object to, oppose, or challenge any claim by any Senior Claimholder for allowance in any Insolvency Proceeding of Senior Obligations consisting of post-petition interest, fees, or expenses.

(f) Section 1111(b) of the Bankruptcy Code. None of the Subordinated Claimholders shall object to, oppose, support any objection, or take any other action to impede the right of any Senior Claimholder to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Subordinated Claimholder waives any claim it may hereafter have against any Senior Claimholder arising out of the election by any Senior Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code. Until the Discharge of the Senior Obligations has occurred, each Subordinated Claimholder agrees that it shall not exercise any right it may have to make an election under Section 1111(b)(2) of the Bankruptcy Code except pursuant to or in connection with a plan of reorganization that the Subordinated Claimholders are permitted to vote to accept pursuant to this Agreement.

(g) No Waiver. Nothing contained herein shall prohibit or in any way limit any Senior Claimholder from objecting in any Insolvency Proceeding involving an Obligor to any action taken by Subordinated Creditor or any of the other Subordinated Claimholders which is inconsistent with the terms of this Agreement, including, if it is inconsistent with the terms of this Agreement, the seeking by any Subordinated Claimholder of adequate protection or the assertion by any Subordinated Claimholder of any of their rights and remedies under the Subordinated Loan Documents.

(h) Avoidance Issues. If any Senior Claimholder is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Obligor any amount paid in respect of the Senior Obligations (a “Senior Recovery”), then such Senior Claimholder shall be entitled to a reinstatement of Senior Obligations with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such Senior Recovery. If this Agreement shall have been terminated prior to such Senior Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.

(i) Distributions of Debt Obligations. If, in any Insolvency Proceeding involving an Obligor, debt obligations of the reorganized debtor, secured by Liens upon any property of the reorganized debtor, are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and Subordinated Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and the Subordinated Obligations are secured by Liens on the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6. Waivers by Senior Claimholders and Subordinated Claimholders.

(a) Senior Obligations.

(1) All Senior Obligations at any time incurred by any Obligor shall be deemed to have been incurred, and all Senior Obligations held by any Senior Claimholder shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and each Subordinated Claimholder hereby waives (A) notice of acceptance, or proof of reliance, by any of the Senior Claimholders of this Agreement, and (B) notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Obligations. Nothing contained in this Agreement shall preclude any of the Senior Claimholders from discontinuing the extension of credit to any Obligor (whether under the Senior Loan Documents or otherwise) or from taking (without notice to any Subordinated Claimholder, any Obligor, or any other Person) any other action in respect of the Senior Obligations or the Collateral which such Senior Claimholder is otherwise entitled to take with respect to the Senior Obligations or the Collateral.

(2) None of the Senior Claimholders or any of their respective affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds or for any delay in doing so or shall be under any obligation to sell or otherwise Dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof. If any Senior Claimholder honors (or fails to honor) a request by Borrowers for an extension of credit pursuant to any of the Senior Loan Documents, whether any Senior Claimholder has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Subordinated Loan Documents or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if such Senior Claimholder otherwise should exercise any of its contractual rights or remedies under the Senior Loan Documents (subject to the express terms and conditions hereof), no Senior Claimholder shall have any liability whatsoever to any Subordinated Claimholder as a result of such action, omission, or exercise. Each Senior Claimholder will be entitled to manage and supervise its loans and extensions of credit under the Senior Loan Documents as such Senior Claimholder may, in its sole discretion, deem appropriate, and each Senior Claimholder may manage such loans and extensions of credit without regard to any rights or interests that any Subordinated Claimholder may have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. Each Subordinated Claimholder agrees that no Senior Claimholder shall incur any liability as a result of a sale, lease, license, application or other Disposition of all or any portion of the Collateral or any part or Proceeds thereof, except to the extent that such Disposition is in direct violation of the provisions of this Agreement. Any Senior Claimholder may, from time to time, enter into agreements and settlements with Obligors as it may determine in its sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including, without limitation, substituting Collateral, releasing any Lien and releasing any Obligor. Each Subordinated Claimholder waives any and all rights it may have to require any Senior Claimholder to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order.

(b) Notice of Acceptance and Other Waivers.

(1) To the fullest extent permitted by applicable law, each Subordinated Claimholder hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans or other financial accommodations made or extended under any of the Senior Loan Documents, or the creation or existence of any Senior Obligations; (iii) notice of the amount of the Senior Obligations; (iv) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase Subordinated Creditor’s or any other Subordinated Claimholder’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Senior Loan Documents; (vi) notice of any Default or Event of Default under the Senior Loan Documents or otherwise relating to the Senior Obligations (other than any notice that may be required by the express terms of this Agreement); (vii) all other notices (except if such notice is specifically required to be given to Subordinated Creditor under this Agreement) and demands to which Subordinated Creditor or any other Subordinated Claimholder might otherwise be entitled.

(2) Each Senior Claimholder hereby waives: (i) notice of acceptance hereof; (ii) notice of any loans or other financial accommodations made or extended under any of the Subordinated Loan Documents, or the creation or existence of any Subordinated Obligations; (iii) notice of the amount of the Subordinated Obligations; (iv) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase Senior Creditor’s or any other Senior Claimholder’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Subordinated Loan Documents; (vi) notice of any Default or Event of Default under the Subordinated Loan Documents or otherwise relating to the Subordinated Obligations (other than any notice that may be required by the express terms of this Agreement); (vii) notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Subordinated Obligations, or (viii) all other notices (except if such notice is specifically required to be given to Senior Creditors under this Agreement) and demands to which Senior Creditor or any other Senior Claimholder might otherwise be entitled.

(c) Lawsuits; Defenses; Setoff. To the fullest extent permitted by applicable law, each Subordinated Claimholder (i) waives the right by statute or otherwise to require any Senior Claimholder to institute suit against any Obligor or to exhaust any rights and remedies which any Senior Claimholder has or may have against any Obligor; (ii) waives any defense arising by reason of any disability or other defense of any Obligor or by reason of the cessation from any cause whatsoever of the liability of such Obligor in respect thereof, (iii) waives any rights to assert against any Senior Claimholder any defense (legal or equitable), set-off, counterclaim, or claim which Subordinated Creditor or any Subordinated Claimholder may now or at any time hereafter have against any Obligor or any other party liable to Senior Creditor, any other Senior Claimholder, Subordinated Creditor or any other Subordinated Claimholder, and (iv) waives any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any Senior Obligations, any Subordinated Obligations or any security for either.

(d) Subrogation. Subordinated Creditor and the other Subordinated Claimholders shall be subrogated to the rights of the Senior Claimholders with respect to all Distributions (and any other payments or distribution in cash, property or other assets) otherwise payable to the Subordinated Claimholders that have been paid over and applied to the payment of the Senior Obligations in accordance with the provisions of this Agreement; provided, that, the Subordinated Creditor, on behalf of itself and the Subordinated Claimholders, hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any such payment or other distribution hereunder until the Discharge of the Senior Obligations has occurred. No Senior Claimholder has, and no Senior Claimholder shall have, any obligation or duty to protect any Subordinated Claimholder’s rights of subrogation arising pursuant to this Agreement or under any applicable law, and no Senior Claimholder is, and no Senior Claimholder shall be, liable for any loss to, or impairment of, any subrogation rights held by any Subordinated Claimholder.

(e) ELECTION OF REMEDIES. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH SUBORDINATED CLAIMHOLDER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY ANY SENIOR CLAIMHOLDER, EVEN THOUGH THAT ELECTION OF REMEDIES HAS DESTROYED THE RIGHTS OF SUBROGATION OF SUBORDINATED CREDITOR AND THE OTHER SUBORDINATED CLAIMHOLDERS AND REIMBURSEMENT AGAINST ANY OBLIGOR BY THE OPERATION OF ANY APPLICABLE LAW.

7. Amendments; Refinancing, Notice of Default.

(a) Subordinated Loan Documents. Until Discharge of the Senior Obligations, each Subordinated Claimholder agrees that none of the Subordinated Loan Documents or any other document, instrument, or agreement evidencing all or any part of the Subordinated Obligations may be amended, restated, supplemented, Refinanced, or otherwise modified, and no new document, instrument or agreement may be entered into, without the prior written consent of Senior Creditors, on behalf of the requisite Senior Claimholders, to the extent that such amendment, restatement, Refinancing, supplement, other modification or new document, instrument or agreement, would, directly or indirectly (i) increase the maximum principal amount of the Subordinated Obligations in excess of $105,000,000 (excluding the amount of any interest or fees thereon that have been capitalized in accordance with the terms of the Subordinated Loan Documents or in connection with a Refinancing thereof), (ii) (w) add or increase the rate of interest (paid in cash) on any of the Subordinated Obligations to a rate in excess of 2.00% per annum above the interest rate (paid in cash) set forth in the Indenture (as in effect on the date hereof) (excluding, without limitation, the imposition of a default rate), (x) add or increase the rate of interest (paid in kind) on any of the Subordinated Obligations to a rate in excess of 2.00% per annum above the interest rate (paid in kind) set forth in the Indenture (as in effect on the date hereof) (excluding, without limitation, the imposition of a default rate), (y) add or increase the default rate of interest above the default interest rate set forth in the Indenture (as in effect on the date hereof), or (z) add or increase any fee set forth in the Indenture (as in effect on the date hereof) (excluding, for the avoidance of doubt, customary trustee fees, collateral agent fees or similar administrative fees), (iii) change or add any event of default or any covenant with respect to the Subordinated Obligations in a manner which would be materially more restrictive to any Obligor or to the interests of any of the Senior Claimholders; provided, that, solely with respect to this Section 7(a)(iii), to the extent that (x) the covenants in the Senior Loan Document are added or amended in a manner that is more restrictive to any Obligor and (y) such Conforming Amendment to the applicable Subordinated Loan Document maintains an equivalent proportionate difference between dollar amounts or ratios, as the case may be, in the relevant provision in the such Subordinated Loan Document and those in the corresponding covenant in the Senior Loan Document (to the extent that such difference exists between such Subordinated Loan Document and such Senior Loan Document immediately prior to giving effect to such Conforming Amendment), then a Conforming Amendment to such Subordinated Loan Document may be made, (iv) change or amend any term of any Subordinated Loan Document if such change or amendment would result in an “Event of Default” under any of the Senior Loan Documents, (v) contravene the provisions of this Agreement, (vi) change (to an earlier date) the date upon which any scheduled payments of principal or interest on the Subordinated Obligations are due or change (to an earlier date) any redemption or prepayment provisions of the Subordinated Obligations to require any such payments of principal or interest on the Subordinated Obligations on or prior to the date that is 91 days after the final maturity date (after giving effect to any “springing” maturity) of the Senior Obligations set forth in the Senior Credit Agreement (as in effect on the date hereof), (vii) require any scheduled principal amortization in excess of the amounts set forth in the Indenture (as in effect on the date hereof), (viii) except as contemplated by Section 3(b)(2)(A)(ii), add, expand or accept, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation, or otherwise, any Lien or security interest on any asset of any Obligor, except to the extent such Obligor has agreed to grant the Senior Creditors a first priority Lien with respect to such asset, (ix) add or amend to make more restrictive any restrictions or limitations on any Person’s ability to make payment on the Senior Obligations which would otherwise be permitted under the Subordinated Loan Documents as in effect on the date hereof, or (x) add or modify (to make more restrictive) any restrictions on the ability to amend or modify any Senior Loan Document. Any assignee or transferee of Subordinated Creditor or any other Subordinated Claimholder shall bind themselves in a writing addressed to Senior Creditors, for the benefit of the Senior Claimholders, to the terms of this Agreement. Notwithstanding the failure to execute or deliver any such agreement described in this Section 7(a), this Agreement shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of Subordinated Creditor and each other Subordinated Claimholder, as provided in Section 19 below.

(b) Senior Loan Documents. Each Senior Claimholder agrees that none of the Senior Loan Documents or any other document, instrument, or agreement evidencing all or any part of the Senior Obligations may be amended, restated, supplemented, Refinanced, or otherwise modified, and no document, instrument or agreement may be entered into, without the prior written consent of Subordinated Creditor, to the extent that such amendment, restatement, Refinancing, supplement, other modification or new document, instrument or agreement, directly or indirectly, (i) imposes prohibitions and restrictions on any Obligor’s rights to make payments on the loans under the Indenture that are in addition to the prohibitions and restrictions on such rights set forth in the Senior Loan Documents as in effect on the date hereof, (ii) contravenes the provisions of this Agreement, (iii) adds, expands or accepts, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation, or otherwise, any Lien or security interest on any asset of any Obligor, except to the extent such Obligor has agreed to grant Subordinated Creditors a second priority Lien with respect to such asset, or (iv) adds or increases the rate of interest or all-in yield (after giving effect, without limitation, to any original issue discount, upfront fees, exit fees or any other fees) on any of the Senior Obligations, including by increasing the “applicable margin” or similar component of the interest rate or by modifying the method of computing interest, to a rate in excess of 4.00% per annum above the interest rate set forth in the Senior Credit Agreement (as in effect on the date hereof) (excluding, without limitation, the effect of imposition of a default rate (as in effect on the date hereof) and increases in the underlying reference rate not caused by a modification or Refinancing of the Senior Obligations); provided, however, that notwithstanding anything to the contrary in clause (i) above, solely in connection with a Refinancing of the Senior Obligations in whole permitted under this Agreement and the Subordinated Loan Documents, the Senior Loan Documents may be amended, restated or otherwise modified or a new agreement entered into provided that such amended, restated, modified or new Senior Loan Documents expressly permit (A) the Subordinated Claimholders to receive regularly scheduled interest payments when due under the Subordinated Loan Documents, (B) conversion of the Notes (as defined in the Indenture) into common stock of the Company (and receipt of cash for fractional shares) in accordance with the terms of the Indenture, (C) payment of the principal of the Notes (as defined in the Indenture) and accrued and unpaid interest thereon upon maturity thereof so long as no event of default (as defined in such Senior Loan Documents) occurs prior and after giving effect to such payment on a pro forma basis, (D) payment of the Subordinated Obligations with the proceeds of Permitted

Refinancing Indebtedness (as defined in the Indenture as in effect on the date hereof) and (E) any payment of the Subordinated Obligations (including, without limitation, principal and interest) including any voluntary prepayment or mandatory payment, so long as the Company satisfies a “payment condition”, leverage ratio, fixed charge coverage ratio or other customary condition similar to the “payment condition” set forth in the Senior Loan Documents as of the date hereof taking into account the form of the amended, modified or replaced Senior Loan Document. Any assignee or transferee of Senior Creditor or any other Senior Claimholder shall bind themselves in a writing addressed to Subordinated Creditors, for the benefit of the Subordinated Claimholders, to the terms of this Agreement. Notwithstanding the failure to execute or deliver any such agreement described in this Section 7(b), this Agreement shall survive any sale, assignment, disposition or other transfer of all or any portion of the Senior Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of each Senior Claimholder, as provided in Section 19 below.

(c) Notice of Event of Default. Subordinated Creditor shall endeavor to give Senior Creditors prompt written notice of the occurrence of any Event of Default under any Subordinated Loan Document upon the earlier to occur of (i) the date of receipt by Subordinated Creditor of notice of such Event of Default from any Obligor or any other Person and (ii) the date on which Subordinated Creditor obtains knowledge of the existence of such Event of Default; provided, however, that the failure to give such notice shall not result in a breach or default under this Agreement and shall not give any Senior Claimholder any claim against any Subordinated Claimholder as a result of such failure. Agent shall endeavor to give Subordinated Creditor prompt written notice of the occurrence of any Event of Default under any Senior Loan Document upon the earlier to occur of (i) the date of receipt by Agent of notice of such Event of Default from any Obligor or any other Person and (ii) the date on which Agent obtains knowledge of the existence of such Event of Default (such notice, a “Senior Default Notice”); provided, however, that the failure to give such notice shall not result in a breach or default under this Agreement and shall not give any Subordinated Claimholder any claim against any Senior Claimholder as a result of such failure.

8. When Discharge of the Senior Obligations Deemed to Not Have Occurred.

(a) If any Obligor enters into any Refinancing of any Senior Obligations permitted under this Agreement and the Subordinated Loan Documents, and the Company gives the Subordinated Credit prior notice (it being understood that the failure to provide such notice shall not render clause 8(a) ineffective), then (i) a Discharge of the Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (ii) the obligations under such Refinancing of such Senior Obligations shall automatically be treated as Senior Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (iii) the agent and lenders under the loan documents in respect of such Refinancing of such Senior Obligations shall be Senior Creditors for all purposes of this Agreement and (iv) such new Senior Creditors shall agree in writing addressed to the Subordinated Creditor to be bound by the terms of this Agreement; provided, however, that the failure of such new Senior Creditors to agree in writing to be bound by this Agreement shall not constitute a material breach of this Agreement or impact the subordination effected hereby, and the terms of this Agreement shall continue to be binding upon each Subordinated Claimholder.

(b) If any Obligor enters into any Refinancing of any Subordinated Obligations permitted under this Agreement and the Senior Loan Documents, and the Company gives the Agent prior written notice thereof (it being understood that the failure to provide such notice shall not render clause 8(b) ineffective), then (i) the obligations under such Refinancing of such Subordinated Obligations shall automatically be treated as Subordinated Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (ii) the trustee and noteholders under the documents in respect of such Refinancing of such Subordinated Obligations shall be Subordinated Creditors for all purposes of this Agreement and (iv) such new Subordinated Creditors shall agree in writing addressed to the Agent and the other Senior Creditors to be bound by the terms of this Agreement.

9. Payments Held In Trust; Turnover; Application of Proceeds.

(a) Payments Held in Trust/Turnover. In the event that any Subordinated Claimholder receives any Distribution prohibited at such time by this Agreement, such Distribution shall be held in trust for the benefit of and shall be paid over to or delivered to, as applicable, the Agent, for the benefit of the Senior Claimholders.

(b) Turnover. Whether or not any Insolvency Proceeding has been commenced by or against any Obligor, any Collateral or Proceeds thereof (including assets or Proceeds subject to Liens referred to in Section 3(d)) received by Subordinated Creditor or any other Subordinated Claimholder in violation hereof shall be segregated and held in trust and forthwith paid over to Agent, for the benefit of the Senior Claimholders, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Agent is hereby authorized to make any such endorsements as agent for any Subordinated Claimholder. This authorization is coupled with an interest and is irrevocable until the Discharge of the Senior Obligations.

(c) Application of Proceeds. Whether or not any Insolvency Proceeding has been commenced by or against any Obligor, any Collateral or Proceeds thereof received in connection with any Exercise of Secured Creditor Remedies, Senior Default Disposition or Proceeds of Collateral received pursuant to Section 3(b), Section 3(f), Section 4(e) or Section 5(c) (in the case of clause (i)(y)(2) of the parenthetical in Section 3(b) and Section 3(f), to the extent the Obligors are required to apply such proceeds to the Senior Obligations or the Subordinated Obligations pursuant to the terms of the Senior Credit Agreement or the Indenture, as applicable), shall (at such time as such Collateral or Proceeds has been monetized) be applied: (i) first, to the payment in full in cash the Senior Obligations in accordance with the terms of the Senior Loan Documents until the Discharge of Senior Obligations, (ii) second, to the payment in full in cash of the Subordinated Obligations in accordance with the Subordinated Loan Documents, and (iii) thereafter, to Borrowers or such other Person entitled thereto under applicable law. If any Exercise of Secured Creditor Remedies with respect to the Collateral produces non-cash Proceeds, or if non-cash Proceeds are received pursuant to Section 3(b) or Section 4(e), then the Senior Creditors shall have the right, but not the obligation, to hold such non-cash Proceeds as additional Collateral and, at such time as such non-cash Proceeds are monetized, shall be applied as set forth above.

10. Representations. Each Senior Creditor represents and warrants to Subordinated Creditor and the other Subordinated Claimholders that (i) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement and (ii) this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of Senior Creditors enforceable against such Senior Creditors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles. Each Subordinated Claimholder represents and warrants to the Senior Claimholders that (i) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement and (ii) this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of such Subordinated Claimholder enforceable against such Subordinated Claimholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

11. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any party hereto shall be effective unless it is in a written agreement executed by Agent (for itself and on behalf of the other Senior Claimholders) and Subordinated Creditor (for itself and on behalf of the other Subordinated Claimholders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12. Instrument Legends. Any promissory note or other instrument or agreement evidencing any of the Subordinated Obligations shall at all times include the following language:

“Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this [promissory note]/[instrument]/[agreement], and the exercise of any right or remedy with respect hereto, are subject to the provisions of the Intercreditor and Subordination Agreement dated as of March 2, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”), by and among PNC BANK, NATIONAL ASSOCIATION (“PNC”) and each other Senior Claimholder from time to time (as such terms are defined in the Subordination Agreement), and U.S. BANK NATIONAL ASSOCIATION (the “Subordinated Creditor”). In the event of any conflict between the terms of the Subordination Agreement and this [promissory note]/[instrument]/[agreement], the terms of the Subordination Agreement shall govern and control.”

13. Further Assurances. Upon Senior Creditors’ request, Subordinated Creditor and each other Subordinated Claimholder will promptly take all actions which Senior Creditors may request to carry out the purposes and provisions of this Agreement. Upon Subordinated Creditor’s request, Senior Creditor and each other Senior Claimholder will promptly take all actions which Subordinated Credit may request to carry out the purposes and provisions of this Agreement.

14. Information Concerning Financial Condition.

(a) Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Obligors and of all other circumstances bearing upon the risk of nonpayment of the Senior Obligations and agrees that Subordinated Creditor and the other Subordinated Claimholders have and shall have no duty to advise any Senior Claimholder of information known to Subordinated Creditor or any other Subordinated Claimholder regarding such condition or any such circumstances. In the event that Subordinated Claimholder, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to Agent, then such Subordinated Claimholder shall not be under any obligation (i) to provide any such information to Agent on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, such Subordinated Claimholder wishes to maintain confidential. Agent, for itself and the other Senior Creditors, acknowledges and agrees that neither Subordinated Creditor nor any other Subordinated Claimholder has made any warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Subordinated Obligations or any liens or security interests held in connection therewith.

(b) Each Subordinated Claimholder hereby assumes responsibility for keeping itself informed of the financial condition of the Obligors and of all other circumstances bearing upon the risk of nonpayment of the Subordinated Obligations, and agrees that no Senior Creditor has and no Senior Creditor shall have any duty to advise Subordinated Creditor or any other Subordinated Claimholder of information known to any Senior Claimholder regarding such condition or any such circumstances. In the event that Senior Creditors, in their sole discretion, undertake, at any time or from time to time, to provide any such information to Subordinated Creditor or any Subordinated Claimholder, then Senior Creditors shall not be under any obligation (i) to provide any such information to Subordinated Creditor or any other Subordinated Claimholder on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, Senior Creditors wish to maintain confidential. Each Subordinated Claimholder acknowledges and agrees that no Senior Claimholder has made any warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Senior Obligations or any liens or security interests held in connection therewith.

15. Third Party Beneficiaries. This Agreement is solely for the benefit of Senior Creditor, the other Senior Claimholders, Subordinated Creditor, and the other Subordinated Claimholders, and no other Person (including any Obligor) is intended to be a third party beneficiary hereunder. Senior Creditors and Subordinated Creditor shall have the right to modify or terminate this Agreement at any time without notice to or approval of any Obligor or any other Person (other than, in the case of Senior Creditor, the requisite Senior Claimholders under the Senior Credit Agreement, and in the case of Subordinated Creditor, the requisite Subordinated Claimholders under the Indenture).

16. Notices. Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or facsimile. In the case of notices or demands to Senior Creditors or Subordinated Creditor, as the case may be, they shall be sent to the respective address set forth below:

IF TO ANY SENIOR CREDITOR:

To:	PNC BANK, NATIONAL ASSOCIATION 340 Madison Avenue, 11th Floor New York, NY 10173 Attn: Robert Anchundia Fax No.: (212) 303-0060

with copies to:	PNC BANK, NATIONAL ASSOCIATION PNC Agency Services PNC Firstside Center 500 First Avenue, 4th Floor Pittsburgh, Pennsylvania 15219 Attn: Lisa Pierce Fax No.: (412) 762-8672

and	Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174-0208 Attention: Lawrence F. Flick II Fax No.: (215) 832-5556

IF TO ANY SUBORDINATED CREDITOR:

To:	U.S. Bank National Association 333 Commerce Street, Suite 800 Nashville, Tennessee 37201 Attn: Global Corporate Trust Services Fax No.: (615) 251-0737

Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 16, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by telefacsimile or other electronic method of transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

17. Purchase Option.

(a) If there is (i) an acceleration of the Senior Obligations in accordance with the Senior Credit Agreement, (ii) an Event of Default arising from the failure of the Company to make any payment in respect of principal, interest or fees (other than administrative agency or collateral agency fees) under the Senior Credit Agreement that is not waived by the Senior Creditors within 60 days of its occurrence, or (iii) the commencement of an Insolvency Proceeding (each a “Purchase Event”), then Subordinated Claimholders may, within 10 Business Days of any such Purchase Event, and not afterwards, deliver a Purchase Notice (as defined below) to purchase all, but not less than all, of the Senior Obligations and unfunded commitments under the Senior Loan Documents that if funded would constitute Senior Obligations (collectively, the “Purchase Obligations”) for the Purchase Price. Notwithstanding anything in the Senior Loan Documents to the contrary, no consent of any Obligor to such purchase shall be required. Such purchase will (1) include all principal of, and all accrued and unpaid interest, fees, and expenses in respect of, all Senior Obligations, and all other Senior Obligations and unfunded commitments under the Senior Loan Documents that if funded would constitute Senior Obligations, outstanding at the time of purchase, (2) be made pursuant to an “Assignment” (as such term is defined in the Senior Credit Agreement, but including only those representations and warranties of the Assignor thereunder as are specified in Section 17(b)), whereby the Subordinated Claimholders will assume all funding commitments and Senior Obligations of the Senior Creditors under the Senior Loan Documents, and (3) otherwise be subject to the terms and conditions of this Section 17. Each Senior Claimholder will retain all rights to indemnification provided in the relevant Senior Loan Documents for all claims and other amounts relating to facts and circumstances relating to such Senior Claimholder’s holdings of the Senior Obligations (except to the extent such claims and other amounts were included in the Purchase Price), and such rights shall be secured by the Liens securing the Senior Obligations. No amendment, modification or waiver following any purchase under this Section 17 of any indemnification provisions under the Senior Loan Documents shall be effective as to any Senior Claimholder or any Affiliate or officer, director, employee or other related indemnified person of such Senior Creditor (“Indemnified Senior Person”) without the prior written consent of such Indemnified Senior Person, and such indemnification provisions shall continue in full force and effect for the benefit of the Indemnified Senior Persons whether or not any Senior Loan Documents otherwise remain in effect.

(b) (1) The Subordinated Claimholders desiring to purchase all of the Purchase Obligations (the “Purchasing Creditors”) will deliver a written notice (the “Purchase Notice”) to the Agent in accordance with Section 17(a) above that (1) is signed by the Purchasing Creditors, (2) states that it is a Purchase Notice under this Section 17, (3) states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Section 17, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors, and (4) designates a purchase date (the “Purchase Date”) on which the purchase will occur, that is (x) at least 5 but not more than 10 Business Days after the Agent’s receipt of the Purchase Notice, and (y) not more than 20 Business Days after the Purchase Event. A Purchase Notice will be ineffective if it is received by the Agent after the occurrence giving rise to the Purchase Event is waived, cured, or otherwise ceases to exist.

(2) Upon the Agent’s receipt of an effective Purchase Notice conforming to this Section 17(b), the Purchasing Creditors will be irrevocably obligated to purchase, and the Senior Claimholders will be irrevocably obligated to sell, the Purchase Obligations in accordance with and subject to this Section 17. If so instructed by the Subordinated Claimholders in the Purchase Notice, the Senior Claimholders shall not complete any Exercise of Secured Creditor Remedies (other than (1) the exercise of control over any Obligor’s deposit or securities accounts, (2) the collection of proceeds of accounts and payment intangibles and (3) the termination of the commitment under the Senior Credit Agreement and the refusal to make additional advances thereunder to the extent an Event of Default then exists or the Agent is otherwise then entitled to do so in accordance with the terms of the Senior Credit Agreement) as long as the purchase and sale of the Purchase Obligations provided for in this Section 17 shall have closed within 10 Business Days of the Subordinated Claimholder’s delivery of a Purchase Notice to the Senior Creditors and the Senior Creditors shall have received payment in full of the Senior Obligations as provided for in Section 17 within such 10 Business Day period.

(c) The purchase price (“Purchase Price”) for the Purchase Obligations will equal the sum of (i) the principal amount of all loans, advances, or similar extensions of credit included in the Purchase Obligations (including unreimbursed amounts drawn on letters of credit that are Senior Obligations (such letters of credit, “Letters of Credit”), but excluding the undrawn amount of outstanding Letters of Credit), and all accrued and unpaid fees and interest thereon through the Purchase Date (including any acceleration prepayment penalties or premiums and breakage costs that would be required to be paid to the Senior Creditors if the Senior Obligations were prepaid on the Purchase Date), (ii) all accrued and unpaid fees, expenses, indemnities, and other amounts owed to the Senior Creditors under the Senior Loan Documents on the Purchase Date, and (iii) amounts according to the good faith estimate of the Agent of contingent obligations in respect of claims which are known to the Agent or Senior Creditors. After giving effect to the purchase described above, in the event that any Subordinated Claimholder receives any early termination fee, prepayment fee or other similar fee payable pursuant to the Senior Credit Agreement within 12 months of the Purchase Date, then such proceeds shall be segregated and held in trust and promptly paid over to the Agent, for the benefit of the Senior Creditors, in the same form as received, with any necessary endorsements, and each Subordinated Claimholder hereby authorizes the Agent to make any such endorsements as agent for the Agent (which authorization, being coupled with an interest, is irrevocable).

(d) On the Purchase Date, (i) the Purchasing Creditors will execute and deliver the Assignment, (ii) the Purchasing Creditors will pay the Purchase Price to Agent by wire transfer of immediately available funds, (iii) the Purchasing Creditors will deposit with Agent or its designee by wire transfer of immediately available funds, 103% of the aggregate undrawn amount of all then outstanding Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of the Letters of Credit (assuming no drawings thereon before stated maturity) (subject to reduction in Senior Creditors’ sole determination), (iv) the Purchasing Creditors will furnish cash collateral to Agent in such amounts as Agent and the applicable Senior Creditors determine is reasonably necessary to secure Senior Creditors in connection with any Bank Product Obligations (or at the option of Senior Creditors with respect to such Bank Product Obligations, terminate the applicable Bank Product Agreements and make all payments pursuant thereto, as applicable), (v) each of the

Purchasing Creditors will execute and deliver to the Agent a waiver and release of, and covenant not to sue in respect of, all claims arising out of this Agreement, the relationship between the Senior Creditors and the Subordinated Claimholders in connection with the Senior Loan Documents and the Subordinated Loan Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 17 and (vi) the Subordinated Claimholders will agree to reimburse Senior Creditors for any reasonable and documented loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit, banker’s acceptances or similar instruments as described above and any checks or other payments provisionally credited to the Senior Obligations, and/or as to which Senior Creditors have not yet received final payment.

(e) Promptly after the closing of the purchase of all Purchase Obligations, the Agent will distribute the Purchase Price to the Senior Creditors in accordance with the terms of the Senior Loan Documents. The Agent will apply cash collateral to reimburse Letter of Credit issuers for drawings under Letters of Credit, any customary fees charged by the issuer in connection with such draws, and facing or similar fees. When all Letters of Credit have been cancelled with the consent of the beneficiary thereof, expired, or been fully drawn, and after all payments from the account described above have been made, any remaining cash collateral will be returned to the Purchasing Creditors, as their interests appear. If for any reason other than the gross negligence or willful misconduct of the Agent (as determined in a final, non-appealable judgment by a court of competent jurisdiction), the cash collateral is less than the amount owing with respect to a Letter of Credit described in the sentence, then the Purchasing Creditors will, in proportion to their interests determined as of the time of demand for such reimbursement, promptly reimburse the Agent (who will then pay the applicable Senior Creditors) the amount of the deficiency.

(f) No Recourse or Warranties; Defaulting Creditors.

(1) The Senior Creditors will be entitled to rely on the statements, representations, and warranties in the Purchase Notice without investigation, even if the Senior Creditors are notified that any such statement, representation, or warranty is not or may not be true.

(2) The purchase and sale of the Purchase Obligations under this Section 17 will be without recourse and without any representation or warranty whatsoever by the Senior Creditors, except that the Senior Creditors shall represent and warrant that on the Purchase Date, immediately before giving effect to the purchase, the Senior Creditors own the Purchase Obligations free and clear of all Liens.

(3) The obligations of the Senior Creditors to sell their respective Purchase Obligations under this Section 17 are several and not joint and several. If a Senior Creditor breaches its obligation to sell its Purchase Obligations under this Section 17 (a “Defaulting Creditor”), no other Senior Creditor will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of the Subordinated Obligations. A Senior Creditor that complies with this Section 17 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor, provided that nothing in this subsection (c) will affect the Purchasing Creditors’ obligation to purchase all of the Purchase Obligations.

(4) Each Obligor hereby consents to any assignment effected to one or more Purchasing Creditors pursuant to this Section 17.

18. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL, COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. EACH SENIOR CLAIMHOLDER AND EACH SUBORDINATED CLAIMHOLDER HEREBY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 18(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH SENIOR CLAIMHOLDER AND EACH SUBORDINATED CLAIMHOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH SENIOR CLAIMHOLDER AND EACH SUBORDINATED CLAIMHOLDER REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

19. Successors and Assigns. This Agreement shall bind and inure to the benefit of each of the parties hereto, each of the Senior Claimholders and the Subordinated Claimholders, and each of their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person (including, for the avoidance of doubt, any Obligor or Subsidiary thereof) any right, remedy or claim under, to or in respect of this Agreement or any Collateral.

20. Integrated Agreement. This Agreement reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

21. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement (and shall not result in a breach or default under this Agreement).

22. Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

23. Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and Senior Claimholders may continue (subject to the terms hereof), at any time and without notice to Subordinated Creditor or any other Subordinated Claimholder, to extend credit and other financial accommodations to or for the benefit of any Obligor constituting Senior Obligations in reliance hereof. Each Senior Creditor, other Senior Claimholders, Subordinated Creditor and each other Subordinated Claimholder hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Obligor shall include such Obligor as debtor and debtor in possession and any receiver or trustee for such Obligor in any Insolvency Proceeding.

24. Conflicts. Subject to Section 26, to the extent that there is a conflict between any provision hereof, on the one hand, and any provision of any Senior Loan Document or Subordinated Loan Document, on the other hand, this Agreement shall control and prevail.

25. Termination. This Agreement shall continue in full force and effect until the Discharge of the Senior Obligations shall have occurred and shall thereafter be revived to the extent provided for in Section 5(h).

26. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Claimholders on the one hand and the Subordinated Claimholders on the other hand. None of the Company, any other Obligor or any other creditor thereof shall have any rights hereunder and neither the Company nor any other Obligor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Obligor, which are absolute and unconditional, to pay the Senior Obligations and the Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, and to perform all other obligations applicable to the Company and other Obligor under the Senior Loan Documents and Subordinated Loan Documents (in each case, other than as set forth in this Agreement).

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PNC BANK, NATIONAL ASSOCIATION, for itself and as agent for the Senior Creditors

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, for itself and as agent for the Subordinated Noteholders

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President

Signature Pages Continue

Accepted and agreed to with respect to Section 17(f)(4):

COMPANY

LAYNE CHRISTENSEN COMPANY

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	Chief Financial Officer

BORROWERS

BENCOR CORPORATION OF AMERICA-
FOUNDATION SPECIALIST
COLLECTOR WELLS INTERNATIONAL, INC.
FENIX SUPPLY LLC
INLINER TECHNOLOGIES, LLC
INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.
LAYNE HEAVY CIVIL, INC.
LAYNE INLINER, LLC
LAYNE TRANSPORT CO.
LINER PRODUCTS, LLC
REYNOLDS WATER ISLAMORADA, LLC
VIBRATION TECHNOLOGY, INC.
W.L. HAILEY & COMPANY, INC.

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	Senior Vice President and Chief Financial Officer

GUARANTORS

BOYLES BROS. DRILLING COMPANY
CHRISTENSEN BOYLES CORPORATION
LAYNE INTERNATIONAL, LLC
LAYNE SOUTHWEST, INC.
MEADORS CONSTRUCTION CO., INC.
MID-CONTINENT DRILLING COMPANY

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	Senior Vice President and Chief Financial Officer